Essent Announces Upgraded Financial Strength Rating From Moody’s Investors Service To A3

HAMILTON, Bermuda, October 21, 2019 – Essent Group Ltd. (NYSE: ESNT) today announced that the financial strength rating of its wholly-owned subsidiary, Essent Guaranty, Inc., has been upgraded by Moody’s Investors Service (“Moody’s”) to A3 from Baa1, with a stable outlook. Moody’s rationale in support of the rating includes Essent’s strong overall credit profile and profitability in conjunction with having reinsurance coverage on the substantial majority of its high-quality insured portfolio.

“We are very pleased that our financial strength rating has been upgraded by Moody’s to A3,” said Mark Casale, Chairman and Chief Executive Officer. “This is a significant achievement for our franchise as it reflects our strong balance sheet and profitability, as well as increased utilization of reinsurance in managing long-tail mortgage credit risk. We believe that distributing risk through the capital and reinsurance markets has been a significant enhancement for our company as it reduces earnings volatility and protects our capital in times of stress making Essent a stronger and more sustainable franchise.”

About the Company
Essent Group Ltd. (NYSE: ESNT) is a Bermuda-based holding company (collectively with its subsidiaries, “Essent”) which, through its wholly-owned subsidiary, Essent Guaranty, Inc., offers private mortgage insurance for single-family mortgage loans in the United States. Essent provides private capital to mitigate mortgage credit risk, allowing lenders to make additional mortgage financing available to prospective homeowners. Headquartered in Radnor, Pennsylvania, Essent Guaranty, Inc. is licensed to write mortgage insurance in all 50 states and the District of Columbia, and is approved by Fannie Mae and Freddie Mac. Essent also offers mortgage-related insurance, reinsurance and advisory services through its Bermuda-based subsidiary, Essent Reinsurance Ltd. Additional information regarding Essent may be found at www.essentgroup.com and www.essent.us.

Source: Essent Group Ltd.

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Christopher G. Curran
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